Exhibit 4.11


                                 INGENEX, INC.

                              9% Convertible Note
                             Due September 30, 1998

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                                                  $1,000,000

                                                  New York, New York
                                                  September 27, 1996

         THIS NOTE (THE "NOTE") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION OF THIS NOTE OR ANY INTEREST HEREIN MAY BE MADE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UNLESS INGENEX, INC. HAS RECEIVED A SATISFACTORY OPINION OF COUNSEL THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION DOES NOT REQUIRE REGISTRATION UNDER THE ACT.

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         INGENEX, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to Titan Pharmaceuticals, Inc., a Delaware corporation (the "Holder") the principal amount of One Million Dollars ($1,000,000).

         This Note has been issued pursuant to a Shareholders' Agreement between the Company and the Holder dated September 27, 1996 (the "Shareholders' Agreement").

         Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Shareholders' Agreement.

1. Principal. The Company will pay to Holder the principal sum of One Million Dollars ($1,000,000), plus all unpaid and accrued interest thereon, on September 30, 1998.

2. Interest. Interest on the unpaid principal amount hereof shall accrue from the date hereof at the rate of nine percent (9%) per annum, computed on the basis of a 365-day year.





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Interest shall become due and payable on the earlier of (i) the maturity date of this Note, (ii) the conversion of this Note, as to accrued interest on the principal amount so converted, or (iii) prepayment by the Company of this Note, as to accrued interest on the principal amount so prepaid. In the event this
Note is converted by the Holder, then the Holder, at its option, may elect on or prior to the conversion date to request the Company to either pay in cash the accrued and unpaid interest on the Note to Holder or to credit the accrued and unpaid interest on the Note toward the amount owed by Holder in connection with its exercise of the Titan Option (as defined in the Shareholders' Agreement).

3. Prepayment. At any time after the first anniversary of the consummation by the Company of its initial public offering (the "IPO"), the Company may prepay all or part of the principal amount of this Note upon fifteen (15) days' written notice to the Holder at a price equal to the principal amount of this Note so prepaid, plus all accrued and unpaid interest on the principal amount so prepaid to the date of prepayment.

4.  Conversion of Note.

         4.1 Right of Conversion. Subject to this Section 4.1, all or part of the outstanding principal amount of this Note shall be convertible into fully paid and non-assessable shares of common stock, par value $.001, of the Company ("Common Stock") on or before the first anniversary of the consummation of the IPO. To the extent that the Holder exercises its right of conversion hereunder, the number of shares of Common Stock that the Holder is entitled to purchase pursuant to the Titan Option shall be decreased by the number of shares of Common Stock the Holder receives pursuant to such conversion. The Holder shall only be entitled to its right of conversion hereunder to the extent of the outstanding amount due in connection with its exercise of the Titan Option.

         4.2 Conversion Rate. The basis for any conversion pursuant to Section
4.1 hereof shall be the principal amount of this Note to be converted and, subject to Section 2 hereof, the accrued and unpaid interest on this Note to be converted, divided by the Conversion Price (as hereinafter defined) in effect at the time of such conversion. The Conversion Price shall be the price per share at which the Company offers shares of Common Stock in the IPO.

         4.3 Method of Conversion. In order to convert all or part of the principal amount of this Note and, if it so desires, the accrued and unpaid interest on the Note into shares of Common Stock, the Holder shall: (i) surrender this Note, duly endorsed, at the principal office of the Company;
(ii) notify the Company of its election to convert all or part of the outstanding principal amount of this Note, the principal amount to be so converted and, if it so desires, the accrued and unpaid interest on the Note by completing, executing and delivering to the Company at its principal office the conversion notice annexed hereto as Attachment 1; (iii) state in writing the name or names in which it wishes the certificate or

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certificates for shares of Common Stock to be issued; and (iv) pay all transfer and similar taxes, if required pursuant to Section 4.5 hereof.

         4.4 Effective Date and Effect of Conversion. The conversion of any amount of principal or interest on this Note shall be deemed to have been effected on the date notice is given pursuant to Section 4.3 hereof, and, at such time, the rights of the Holder as such shall cease and the Holder shall be deemed, for all purposes, to have the rights of a holder of record of the shares of Common Stock deliverable upon such conversion.

         4.5 Transfer Taxes. The Company shall pay all issue taxes (which shall not include any income taxes), if any, incurred in respect of the issue of shares of Common Stock upon conversion of this Note; provided, however, that if the Holder specifies that the shares of Common Stock to be issued upon conversion are to be issued in a name or names other than the name of the Holder, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Company at the time of surrender of this Note, the shares of Common Stock issued upon conversion thereof may be registered in the name of the Holder, despite the instructions to the contrary.

         4.6 Reservation of Shares. The Company will at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue upon the conversion of this Note, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Company covenants that all shares of Common Stock which shall be issuable upon conversion of this Note shall be duly and validly issued and fully paid and nonassessable.

5. Default. An "Event of Default" shall exist under this Note if any of the following occurs and is continuing:

         (a) default by the Company in the payment of any amount of this Note that becomes due and payable pursuant to the provisions hereof;

         (b) failure on the part of the Company duly to observe or perform any of the covenants or agreements contained in this Note (other than (a) above) and continuance of such failure for a period of thirty (30) days after the date on which written notice of such failure shall have been given to the Company by the Holder;

         (c) the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or

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taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

         (d) an involuntary case or other proceeding shall have been commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and shall fail to have been dismissed within thirty (30) days of its filing or commencement;

then and in each and every case, the Holder may declare the entire principal amount of this Note outstanding and the interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, anything contained in this Note to the contrary notwithstanding; provided, however, that if an Event of Default shall occur as specified in Section 5(c) and 5(d) hereof, this Note shall become immediately due and payable, without any action on the part of Holder.

6.  Replacement of Note.

         6.1 Replacement. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender for cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like terms, in lieu of this Note. Any Note made and delivered in accordance with the provisions of this Section 6.1 shall be dated the date hereof.

         6.2 No Service Charge. No service charge shall be made for any replacement of Notes, but the Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection therewith.

7.  Miscellaneous.

         7.1 Governing Law. This Note shall be governed by and construed in accordance with the local laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

         7.2 Consent to Jurisdiction. The Company and the Holder hereby consent to the jurisdiction of the state or federal courts of Delaware for all disputes arising under this Note.

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         7.3 Notices. Any notice, request or other communication required or permitted by this Note shall be in writing and shall be given or made by physical delivery, facsimile transmission, or by registered or certified mail, return receipt requested, or by overnight carrier to the Company at 1505 O'Brien Drive, Suite B, Menlo Park, California 94025, Attn: President, or to the Holder hereof at 400 Oyster Point Boulevard, Suite 505, South San Francisco, CA 94080, Attn: President or at such other address of which Holder shall have given notice to the Company in the manner herein provided.

         7.4 Binding Effect. This Note shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Holder and its successors and assigns.

         7.5 Amendment. No provision of this Note may be waived, altered or amended, except by written agreement between the parties.

         7.6 Assignment. Neither party, without the written consent of the other party, shall assign or transfer this Note or any rights or obligations hereunder.

         7.7 Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate or be construed as a waiver of any subsequent breach of the same of any other provision hereof.

         7.8 Waiver of Presentment. The Company hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company with respect to this Note.

         7.9 Entire Agreement. This Note and the Shareholders' Agreement set forth the entire agreement between the parties with respect to this Note and supersede any prior oral or written agreement between the parties with respect to this Note.

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         7.10 Gender and Number. Whenever used in this Note, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.


         IN WITNESS WHEREOF, the Company has duly caused this Note to be duly executed as of this 27th day of September, 1996.


                                            INGENEX, INC.

                                            By: /s/ Mark E. Furth
                                               ----------------------------
                                            Name:   Mark E. Furth
                                            Title:  President



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